EXHIBIT 99.1

RYERSON ACQUIRES LANCASTER STEEL

Chicago, Illinois – October 4, 2006 – Ryerson Inc. (NYSE: RYI) announced that its wholly owned subsidiary, Joseph T. Ryerson & Son, Inc. has acquired Lancaster Steel Service Company, Inc., a metals service center company based in upstate New York. Lancaster was founded in 1963 and operates from facilities in Lancaster and Liverpool. Lancaster Steel distributes carbon flat rolled, plate, bars, tubing and structural steel and possesses broad processing capabilities, including precision blanking, leveling, slitting, plasma and oxy-fuel cutting, as well as shearing and sawing.

Ryerson has had a long-term commitment to the western and central New York market since first establishing operations in Buffalo in 1919. Lancaster Steel’s operations are complementary to our existing capabilities and will allow the combined company to pursue cross-selling opportunities while continuing to serve the existing customer base of Ryerson and Lancaster. Lancaster will be renamed Ryerson Lancaster and all of Lancaster’s employees are expected to join Ryerson. Financial terms of the deal will not be disclosed.

Ryerson Inc. is North America’s leading distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.